Exhibit 4.34

Capital Increase Agreement

This Agreement shall be signed by the following parties in                as at …….:

Party A: China Southern Airlines Company Limited

Address: Unit 301, 3/F, Office Tower Guanhao Science Park Phase I, 12 Yuyan Street Huangpu District, Guangzhou, Guangdong Province

Party B: China Southern Air Holding Company Limited

Address: Guangzhou Baiyun International Airport, Guangdong Province

Party C: Xiamen Airlines Company Limited

Address: 22 Dailiao Road, Huli District, Xiamen City

Party D: Shantou Airlines Company Limited

Address: 28 Chunjiang Road, Longsheng Industrial Zone, Shantou City

Party E: Zhuhai Airlines Company Limited

Address: Room 2, Level 1-4, Air Traffic Control Office Building, Haicheng Village, Sanzao Town, Jinwan District, Zhuhai City

Party F: Guangzhou Nanland Air Catering Company Limited

Address: Nanland Air Catering Building, No. 6 Road, Southern Airport, Baiyun International Airport, Guangzhou, Guangdong Province

Whereas:

1. Southern Airlines Group Finance Company Limited (hereinafter referred to as the Company) is a limited liability company established and validly subsisting under the laws of the PRC with registered capital of RMB1,072,927,050.00. Party A, B, C, D, E, F (“Each Party” or “Shareholders of Each Party”) are shareholders of the Company. Of which, Party A, B, C, D, E, F holds 25.277%, 66.022%, 3.164%, 3.164%, 1.582%, and 0.791% equity interests of the Company respectively.

2. For the sustainable development of the Company, Shareholders of Each Party of the Company determined to increase capital to the Company.

After friendly negotiation, Each Party reached to the following agreement as to the matters of increasing capital of the Company:

Section I          The registered capital of the Company shall be increased from RMB1,072,927,050.00 to RMB1,377,725,720.00, increasing registered capital of RMB304,798,670.00, and increasing capital reserve of RMB195,201,330.00.

Section II          The amount of capital increase shall be subscribed by Party A in cash in an amount of RMB500,000,000.00. Party B, C, D, E, F shall not participate in this new contribution.

Section III         Upon the increase of capital, the registered capital of the Company shall be RMB1,377,725,720.00. The proportion of equity interest of Shareholders of Each Party of the Company shall be changed to: Party A (41.808%), Party B (51.416%), Party C (2.464%), Party D (2.464%), Party E (1.232%), F (0.616%).

Section IV         The capital increase from Party A shall be made in one time, and all the contribution shall be transferred to a designated account before 20 .

Section V          Arrangement of profit and loss during the transitional period. The period from the valuation base date (30 June 2018) of the Company to the date on which Party A’s contribution arrive at the designated account shall be the transitional period of the capital increase; Profit and loss during the transitional period shall be calculated based on the Company’s net book value and shall be borne or enjoyed by Party A, B, C, D, E, F in proportion to their respective shareholdings before capital increase.

Section VI        Representations, warranties and undertakings

Each Party herein makes the following representations, warranties and undertakings, and entered into this Agreement according to which:

1. Each Party is an enterprise legal person established and validly existing in accordance with laws, and has obtained all the authorization, permission and recognition required in this capital increase;

2. Each Party possesses the power of rights and action. Upon execution, this Agreement shall constitute a legally binding document on Each Party;

3. The obligations borne herein by Each Party is legal and valid, and the performance of which shall not conflict with the obligations of other agreement borne by them and shall not violate any law.

Section VII       Each Party shall strictly comply with this Agreement once it is signed, and any defaulting party shall bear the loss of observant party resulted therefrom.

Section VIII      The laws applicable to this Agreement shall be the laws and regulations of the People’s Republic of China. Any dispute occurs during the term of agreement, Each Party shall solve it by negotiation. If negotiation fails, it shall be solved by proceedings with competent people’s court where Southern Airlines Group Finance Company Limited located.

Section IX        For matters not mentioned herein, Each Parties may enter into a supplemental agreement provided that no provisions hereof shall be violated, and such supplemental agreement shall have the same legal effect as this Agreement.

Section X          This Agreement shall take effect upon the signature, sealing by the legal representative or authorized representative of Each Party and the approval and consent from related state-owned assets supervision and administration authorities and competent departments of the government.

Section XI         This Agreement is made in (eleven) counterparts with each one having equal legal effect. Each Party holds (one) counterpart, and the remaining of which shall be used to handle relevant legal formalities.

(No text below)

Party A: China Southern Airlines Company Limited

Legal representative or authorized representative:

Party B: China Southern Air Holding Company Limited

Legal representative or authorized representative:

Party C: Xiamen Airlines Company Limited

Legal representative or authorized representative:

Party D: Shantou Airlines Company Limited

Legal representative or authorized representative:

Party E: Zhuhai Airlines Company Limited

Legal representative or authorized representative:

Party F: Guangzhou Nanland Air Catering Company Limited

Legal representative or authorized representative:

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